VILLAGE SUPER MARKET, INC.
                        EXECUTIVE OFFICES
                       733 Mountain Avenue
                  Springfield, New Jersey 07081
                     Phone:  (973) 467-2200
                      Fax:  (973) 467-6582



                    VILLAGE SUPER MARKET, INC.
                  DECLARES 12% DIVIDEND INCREASE



Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220
            Kevin.Begley@wakefern.com



     Springfield, New Jersey - December 7, 2007 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 12% increase in the quarterly cash dividend. The increased quarterly cash dividend is $.28 per Class A common share and $.182 per Class B common share. The dividends will be payable on January 24, 2008 to shareholders of record at the close of business on December 27, 2007.

     Village Super Market operates a chain of 25 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.